UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EQUIFIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQUIFIN, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2004

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of EquiFin, Inc. (the “Company”) to be held on Tuesday, June 22, 2004, at 10:00 a.m. EST at the Molly Pitcher Inn, 88 Riverside Avenue, Red Bank, New Jersey 07701, for the following purposes:

1.             To elect two directors;

2.             To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock, $.01 par value per share, from 20,000,000 to 50,000,000;

3.             To ratify the issuance of certain common stock purchase options that have been granted to Walter M. Craig, Jr., the Company’s Chairman of the Board of Directors and Chief Executive Officer; and

4.             To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The accompanying Proxy Statement further describes the matters to be considered and voted upon at the meeting.  Also enclosed for your review is the Company’s Form 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Only stockholders of record at the close of business on May 11, 2004, will be entitled to notice of and to vote at the meeting.

Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares may be represented at the meeting.

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY WITHOUT DELAY. THE COMPANY HAS FURNISHED FOR YOUR CONVENIENCE A PRE-ADDRESSED, STAMPED ENVELOPE.  PLEASE MAIL IN YOUR PROXY TODAY.  YOUR PROMPT RETURN OF THE ENCLOSED PROXY WILL SAVE THE COMPANY THE NECESSITY AND EXPENSE OF FURTHER SOLICITATIONS TO OBTAIN A QUORUM AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael R. Epps
MICHAEL R. EPPS
Secretary

Spring Lake, New Jersey

May 13, 2004

EQUIFIN, INC.

1011 Highway 71

Spring Lake, New Jersey 07762

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Standard Time on Tuesday, June 22, 2004, at the Molly Pitcher Inn, 88 Riverside Avenue, Red Bank, New Jersey 07701, and at any adjournment of the meeting.

The Board of Directors has fixed the close of business on May 11, 2004, as the record date for the meeting. On that date, the Company had outstanding 7,677,000 shares of Common Stock, $.01 par value (“Common Stock”). Only stockholders of record of Common Stock at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share of Common Stock held and may vote in person or by proxy authorized in writing. Holders of the Common Stock have no cumulative voting rights.  The presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum.

Directors will be elected by a plurality of the votes cast at the meeting.  With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.  With respect to the proposal to amend the Company’s Restated Certificate of Incorporation and the proposal to approve and ratify certain common stock purchase options that have been granted to Mr. Craig, abstentions may be specified and will be counted as present for purposes of the item on which the abstention is noted.  Accordingly, since the approval and ratification of Mr. Craig’s common stock purchase options requires the approval of a majority of the outstanding voting shares, present in person or represented by proxy at the Meeting and entitled to vote, and the amendment to the Certificate of Incorporation requires a majority of the outstanding shares of Common Stock entitled to vote, abstentions will have the effect of a negative vote.  Broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they are not counted for purposes of determining whether a nominee has been elected or a proposal has been approved.

If shares are held by a stockbroker, bank or other nominee rather than directly in a stockholders own name, the stockholder is considered a beneficial owner and not a stockholder of record.  If a stockholder is a beneficial owner, its broker or other nominee has enclosed a voting instruction form which the stockholder may complete and return by mail to direct the nominee how to vote its shares.  Most nominees also make internet and/or telephone voting procedures available to their beneficial owners.  Stockholders should consult their voting instruction form for the specific procedures available.

All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions made on the proxies, unless such proxies have been previously revoked.  If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted:  FOR the election of the Board of Directors’ nominees for directors; FOR the amendment of the Company’s Restated Certificate of Incorporation increasing its authorized number of shares of Common Stock; and FOR the approval and ratification of Mr. Craig’s common stock purchase options.  If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

A stockholder submitting a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise.  A proxy can be revoked by an instrument of revocation delivered prior to the meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the meeting if the stockholder is present and elects to vote in person.

The principal executive offices of the Company are located at 1011 Highway 71, Spring Lake, New Jersey 07762.

This Proxy Statement is being mailed to stockholders of the Company on or about May 13, 2004.

ELECTION OF DIRECTORS

In 1988, the Company adopted a classified Board of Directors, which divided the directors into three classes. At each annual meeting, the successors to the class of directors whose term expires at that meeting are elected to serve a three-year term, or if later, until their successors are elected and qualified. The directors whose terms expire in 2004 are nominees for re-election to serve until the Annual Meeting of Stockholders in the year 2007.  The nominees named by the Board of Directors to serve until the Annual Meeting of Stockholders in 2007 are Messrs. Thomas D. Werblin and John E. Stieglitz, each of whom is currently a director of the Company.  None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the two nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

The nominees and directors are presented below by class.

Name	Age	Director of the Company Since	Term as Director Expires in

Nominees for Director:

Thomas D. Werblin	49	2001	2004
John E. Stieglitz	73	1991	2004

Other Directors:

Walter M. Craig, Jr.	50	1993	2005
Daniel T. Murphy	65	1986	2006
Lee A. Albanese	47	2001	2006

In April 2001, in connection with an investment in the Company by Coast Capital Partners, L.L.C. (“Coast Capital”), of which Mr. Craig is managing director and sole member, Messrs. Herbert M. Pearlman and David S. Lawi resigned from the Company’s Board of Directors and the vacancies created thereby were filled by Messrs. Werblin and Vogel, who were nominated by Coast Capital.  Pursuant to an agreement with the Company, Coast Capital was entitled to nominate at least one additional director to the Company’s Board of Directors to be included in the nominees to be submitted for election to the Company’s stockholders at their first Annual Meeting following such investment, so that, if all such nominees were elected by the Company’s stockholders, immediately following such meeting, Coast Capital’s nominees would constitute a majority of the Company’s directors. The first Annual Meeting of Stockholders following such investment was held on October 24, 2001.  Mr. Albanese, who was the third nominee selected by Coast Capital for the Board of Directors, and Mr. Werblin (who was a nominee for re-election) were elected directors at such meeting (Messrs. Craig and Vogel continued to serve as directors of the Company as their terms did not expire until the Company’s next Annual Meeting).  Accordingly, after the 2001 Annual Meeting, Coast Capital’s affiliates and nominees for director comprised the majority of the Company’s directors.  Mr. Vogel, a Coast Capital director nominee, resigned as a director of the Company in December 2002 and he was not replaced, however, Coast Capital’s affiliates and nominees still comprise a majority of the Company’s directors.  Pursuant to a stockholders agreement with Messrs. Pearlman, Lawi and Helm Capital Group, Inc. (“Helm”), of which Mr. Pearlman is an officer and director, until March 31, 2006, Messrs. Pearlman, Lawi and Helm will vote their shares of the Company’s capital stock to elect to the Company’s Board of Directors the nominees of Coast Capital.  Mr. Albanese remains a Coast Capital director nominee.

Directors, Nominees, Officers and Significant Employees

Thomas D. Werblin  Mr. Werblin has been a director of the Company since April 2001.  From July 1996 until the present he has been Executive Vice President of Creative Childrens Group, developing a comprehensive licensing program for an educational television program.  From January 1995 until July 1996, Mr. Werblin was Senior Vice President of Marketing and Communications for New York City Off-Track Betting Corporation.  Prior to such time, Mr. Werblin held other marketing and operational executive positions, including being Senior Vice President, Chief Operating Officer and General Manager of Cosmos Soccer Club, a division of AOL-Time Warner.

John E. Stieglitz  Mr. Stieglitz was elected to the Board of Directors of the Company in December 1991.  Mr. Stieglitz is Chairman Emeritus of Conspectus, Inc., a privately held company engaged in providing consulting services to the professional investment communities in the area of executive recruiting.   Since 1989, Mr. Stieglitz has been a Director of Seitel, Inc., a New York Stock Exchange Company involved in the development and sale of seismic information to the oil and gas industry.  Seitel filed for protection under Chapter 11 of the Federal Bankruptcy Code during 2003.

Walter M. Craig, Jr.  Mr. Craig has been the President and Chief Executive Officer of the Company since August 2000.  He has been Chairman of the Board of Directors since April 2001.  Since 1999, Mr. Craig has also been managing director and sole member of Coast Capital Partners, L.L.C.   For the prior eight years, Mr. Craig was President and a Director of PLB Management Corp., the general partner of The Mezzanine Financial Fund, L.P. (the “Fund”), a Delaware limited partnership which makes collateralized loans to companies.  Since 1987, Mr. Craig has been a Director of Seitel.

Daniel T. Murphy  Mr. Murphy joined the Company in May 1984 as Vice President-Finance and served as Executive Vice President of Operations and Chief Financial Officer of the Company from 1985 until September 1997, and as Vice President - Chief Financial Officer from July 1999 to date.  Mr. Murphy was Vice President and Chief Financial Officer of Helm from May 1984 until May 2001.  From September 1995 until December 1998, he was Vice President and Chief Financial Officer of Unapix Entertainment, Inc. (“Unapix”), a public company which was engaged in marketing and distributing films and television products, and from December 1998 until December 2000 he served as Unapix’ Treasurer.  Unapix filed for protection under Chapter 11 of the Federal Bankruptcy Code in November 2000.

Lee A. Albanese  has been a director of the Company since October 2001.  He has been engaged in the private practice of corporate and securities law since 1982 at the law firm of St. John & Wayne, L.L.C., and predecessors.

Compliance with Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) and the American Stock Exchange initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company.  Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.  Based upon a review of reports and amendments thereto furnished to the Company during, and with respect to, its most recent fiscal year, and written representations furnished to the Company, it appears that all such reports required to be filed were filed on a timely basis, except for the following:  Walter M. Craig, Jr., the Company’s Chairman of the Board of Directors, failed to timely report the Company’s grant to him, on May 13, 2003, of 40,000 Common Stock purchase options, each having an exercise price of $.25 per share and expiring on December 31, 2006 (“2006 Options”); Daniel T. Murphy, the Company’s Chief Financial Officer and one of its directors, failed to timely report the Company’s grant to him, on May 13, 2003, of 15,000 2006 Options; and Helm Capital Group, Inc. (“Helm”), a former beneficial owner of more than ten percent of the Company’s Common Stock, failed to timely report its exchange of 500,000 shares of the Company’s Common Stock, effectuated on June 16, 2003, for $500,000 principal amount of its indebtedness (after effectuating such exchange, Helm was no longer the beneficial owner of more than ten percent of the Company’s Common Stock).

Committees and Attendance

During 2003, the Company’s Board of Directors held nine (9) meetings.  Additionally, management frequently discusses matters with directors on an informal basis.  During 2003, each of the directors attended at least 75% in the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and a Nominating Committee.

The Audit Committee is currently comprised of Messrs. Albanese, Stieglitz and Werblin.  Under current rules of the American Stock Exchange and promulgated under the Securities Exchange Act of 1934, that are effective as to small business issuers, such as the Company, the members of the Company’s Audit Committee would be considered to be independent.  However, under such rules that become applicable to small business issuers, such as the Company, effective July 31, 2005, Mr. Albanese would not be considered to be independent; this is because the law firm of which he is a partner, St. John & Wayne, LLC, from time to time performs legal services for the Company and is paid fees.  The functions of the Audit Committee are to select the independent accountants of the Company, to review with them the Company’s financial statements, to review the Company’s financial systems and controls and to oversee other matters relating to the integrity of the Company’s finances and financial statements as the Committee may consider appropriate.  The Audit Committee operates under a written charter adopted by the Board of Directors (attached as Exhibit A to the Company’s Proxy Statement submitted to Security Holders and the Securities Exchange Commission in 2001).  The Company’s Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in regulations promulgated by the Securities and Exchange Commission because the Company’s Board of Directors does not believe that any members of the Audit Committee meet the specific qualifications of “audit committee financial expert.”  However, the Company’s Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements and that its Audit Committee has the financial sophistication and valuable business knowledge necessary to fulfill the duties and obligations of the Audit Committee.  The Company’s Board of Directors has concluded that the appointment of an additional director to the Audit Committee is not necessary at this time and that it would be too costly to retain an “audit committee financial expert.”  The Audit Committee met four (4) times outside of the full Board of Directors during 2003.

Messrs. Werblin and Stieglitz presently are the members of the Compensation and Stock Option Committee (the “Compensation Committee”).  The purpose of the Compensation Committee is to advise management on the compensation of the Company’s executive officers.  The Compensation Committee met once outside of the full Board of Directors during 2003.

The Nominating Committee was established in December 2003 to assist the Company’s Board of Directors in fulfilling its responsibilities for identifying qualified individuals to become members of the Board of Directors; determining the composition of the Board of Directors and its committees; monitoring the effectiveness of the Board of Directors and facilitating the measurement of the effectiveness of its committees.   The Board of Directors has not yet adopted a written charter for the Nominating Committee, but in addition to the above responsibilities it is expected to develop, monitor and evaluate sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest.  The current members of the Nominating Committee are Messrs. Werblin and Stieglitz and the Board of Directors has determined that each member is independent as defined in Section 121(A) of the American Stock Exchange’s Listing Standards.

Director Nominations

In evaluating potential director candidates, the Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Company’s Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Rules of the American Stock Exchange.  The Nominating Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of the Company’s business, willingness to devote adequate attention and time to duties of the Company’s Board of Directors and such other criteria as is deemed relevant by the Nominating Committee.  The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a diverse mix of experience, knowledge and skills.

In identifying potential director candidates, the Nominating Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers.  In addition, the Nominating Committee may engage a third party search firm to identify and recommend potential candidates.  Finally, the Nominating Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating Committee must provide written notice not less than 50 days and not more than 90 days in advance of the annual meeting date.  For the 2005 Annual Meeting of Stockholders, assuming that it is held on the anniversary date of the 2004 Annual Meeting of Stockholders, notice of intent to nominate a director must be provided not later than May 3, 2005, and not earlier than March 24, 2005.  Notwithstanding the foregoing, in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made.  All such notices must be delivered to the Corporate Secretary at the Company’s principal executive offices located at 1011 Highway 71, Spring Lake, NJ  07762.  Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of the Company’s stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.  In addition, such notice must contain (i) a representation that the stockholder is a holder of record of the Company’s Common Stock entitled to vote at such meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such nomination; (iii) the class and number of shares of the Company’s Common Stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (iv) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal.  Assuming that a stockholder recommendation contains the information required above, the Nominating Committee will evaluate a candidate recommenced by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the Company’s annual meetings of stockholders if practicable.  Three of the Company’s five directors attended the annual meeting of stockholders held December 29, 2003.

Stockholder Communications with the Board

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors.  Stockholders who wish to communicate with the Board of Directors, or with individual directors, should direct written correspondence to the Company’s Corporate Secretary at the Company’s principal executive offices located at 1011 Highway 71, Spring Lake, NJ  07762.  Any such communication must contain (i) a representation that the stockholder is a holder of record of the Company’s Common Stock; (ii) the name and address, as they appear on the Company’s books, of the stockholder sending such communication; and (iii) the class and number of shares of the Company’s stock that are beneficially owned by such stockholder.  The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communications or to take appropriate legal action regarding such communication.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of the Company’s Code of Business Conduct and Ethics has been filed with its Annual Report on Form 10-KSB for the year ended December 31, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Set forth below is certain information as of April 12, 2004 concerning the beneficial ownership of Common Stock (the Company’s only class of voting securities) held by each person who is the beneficial owner of more than 5% of the Common Stock, and by each director and nominee for director, each of the “Named Executive Officers” (as defined under “Executive Compensation”) and by all executive officers and directors (including nominees for director) of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of Common Stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within sixty (60) days after April 12, 2004 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

Name	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class (2)

Beneficial Holders

Walter M. Craig, Jr.	121,490	(3)(4)	1.6%
1011 Highway 71
Spring Lake, NJ 07762

Coast Capital Partners, LLC	—	(4)(5)	—%
1011 Highway 71
Spring Lake, NJ 07762

Herbert M. Pearlman	731,980	(5)(6)	8.9%
3 Sloan’s Curve Drive
Palm Beach, FL 33480

William Walters	441,500		5.6%
650 Fifth Avenue
New York, NY 10019

Stephen M. Oristaglio 1995	862,500	(7)	9.8%
Revocable Trust dated 06/26/95,
Stephen M. Oristaglio, Trustee
One Post Office Square, A-10
Boston, MA 02109

John V. Winfield	2,589,134	(8)(9)	25.9%
820 Moraga Drive
Los Angeles, CA 90049

The Intergroup Corporation	2,325,582	(9)	23.2%
820 Moraga Drive
Los Angeles, CA 90049

Officers, Directors and Other Named Executive Officers Not Included above

Daniel T. Murphy	60,232	(10)	*
John E. Stieglitz	99,472	(11)	1.2%
Thomas D. Werblin	47,046	(12)	*
Lee A. Albanese	23,146	(13)	*
Allen H. Vogel	235,636	(14)	3.0%

All executive officers and directors as a group (6 persons)	587,112	(15)	7.2%

*              Less than 1%

(1)           Except as otherwise indicated, each named holder has, to the best of the Company’s knowledge, sole voting and investment power with respect to the shares indicated.

(2)           Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(3)           Includes 35,410 shares issuable upon exercise of options expiring November 30, 2010 and having an exercise price of $.25 per share.  Mr. Craig and Coast Capital Partners, L.L.C. (of which Mr. Craig is the managing director and sole member) have agreed to make the exerciseability or conversion of certain other options, warrants and convertible securities held by them subject to obtaining stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 shares to 50,000,000 shares (unless there otherwise are sufficient authorized and unreserved shares).  As a result of this agreement, 581,673 shares of Common Stock that Mr. Craig would have had the right to acquire within sixty days, and 2,204,545 shares of Common Stock that Coast Capital would have had the right to acquire within sixty days (and that would otherwise be included in the calculation of the number of shares of Common Stock beneficially owned by Mr. Craig) have not been included in the calculation of beneficial ownership.  If these 2,786,218 shares were included in the calculation, then Mr. Craig would currently beneficially own a total of 2,907,798 shares of the Company’s Common Stock constituting 27.7% of its shares of Common Stock.

(4)           Coast Capital has agreed to make the convertibility of its shares of Series AA 13% cumulative convertible preferred and its Series AB 13% cumulative convertible preferred stock subject to obtaining stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 50,000,000 shares (unless there otherwise are sufficient authorized and unreserved shares).  As a result of this agreement, the 1,704,545 and 500,000 shares of Common Stock that would otherwise be issuable upon conversion of the Company’s Series AA 13% cumulative convertible preferred stock and its Series AB 13% cumulative convertible preferred stock have not been included in the calculation of beneficial ownership.  If these 2,204,545 shares were included in the calculation, then Coast Capital would beneficially own 22.3% of the Common Stock.  Mr. Craig is the sole managing director and sole member of Coast Capital.  Mr. Craig beneficially owns 121,490 shares of the Company’s Common Stock and has agreed to make the exerciseability of options and warrants entitling him to purchase 581,673 shares of the Company’s Common Stock that he would otherwise have the right to acquire within sixty days subject to obtaining stockholder approval of the Certificate of Amendment.  If Mr. Craig and Coast Capital were considered a group, and the shares that are subject to stockholder approval of the Certificate of Amendment that they would otherwise have the right to acquire within sixty days are included in the calculation, then they would beneficially own an aggregate of 2,907,798 shares of the Company’s Common Stock constituting 27.7% of the Company’s Common Stock.

(5)           Pursuant to a stockholders agreement, Herbert M. Pearlman, David S. Lawi, Helm and Coast Capital have agreed to vote their shares to elect individuals nominated by Coast Capital to the Board of Directors.  Additionally, Helm and Mr. Pearlman have agreed to vote their shares of the Company’s capital stock on all matters as Coast Capital shall direct.

(6)           Includes shares issuable upon exercise of Common Stock purchase warrants expiring September 30, 2004 (“Dividend Warrants”) (77,551), shares issuable upon exercise of stock options expiring December 2009 with an exercise price of $.50 per share (180,000), and shares issuable upon exercise of Common Stock purchase warrants with an exercise price of $.25 per share and expiring December 31, 2006 (22,000).

(7)           Includes shares issuable upon conversion of Common Stock purchase warrants with an average exercise price of $.30 per share (687,500) and 175,000 shares owned directly which have not yet been issued.

(8)           Includes shares which may be acquired through conversion of $500,000 Convertible Notes at $.43 per share (“Convertible Notes”) (1,162,790) and exercise of warrants attached to the Convertible Notes at an exercise price of $.50 per share (1,162,790).

(9)           Includes shares that The InterGroup Corporation (“InterGroup”) may acquire through conversion of Convertible Notes (1,162,790) and exercise of warrants attached to the Convertible Notes at an exercise price of $.50 per share (1,162,790).  Mr. Winfield owns a majority of the shares of Common Stock of, and is also the chairman, president and chief executive officer of the InterGroup Corporation.  If Mr. Winfield and the InterGroup were considered a group, it would beneficially own 4,914,716 shares constituting 39.9% of the Company’s Common Stock.  Each of Mr. Winfield and the InterGroup disclaim beneficial ownership of the other’s shares.

(10)         Includes shares issuable upon exercise of Dividend Warrants (4,000), options expiring June 30, 2006 (30,000), having an exercise price of $.40 per share (“2001 Options”), and 2003 Options (5,000).

(11)         Includes 66,182 shares that are issuable as a director’s fee for 2001 and 2000 that have not as yet been issued.

(12)         Includes 20,000 shares issuable upon exercise of 2001 Options and 13,636 shares that are issuable as a director’s fee for 2001 that have not as yet been issued.

(13)         Consists of 20,000 shares issuable upon exercise of 2001 Options and 3,146 shares that are issuable as a director’s fee for 2001 that have not as yet been issued.

(14)         Includes 220,000 shares issuable upon exercise of 2001 Options,13,636 shares that are issuable as a director’s fee for 2001 that have not as yet been issued, and 80,000 2002 Options.

(15)         Includes shares issuable upon exercise of stock options (330,410) and Dividend Warrants (4,000), and shares as to which executive officers and directors are otherwise entitled but have not yet been issued (99,600).  The amount set forth also does not include any amounts owned by Helm.  See also Footnote 5.  Mr. Craig and Coast Capital, an entity of which Mr. Craig is the managing director and the sole member, agreed to make the issuance of 2,786,218 shares of the Company’s Common Stock that would otherwise be issuable upon exercise or conversion of options, warrants, or preferred stock owned by them, subject to stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock that the Company is authorized to issued from 20,000,000 shares to 50,000,000 shares.  If these 2,786,218 shares were included in the computation, then the Company’s officers and directors, could be deemed to beneficially own an aggregate of 3,373,330 shares of the Company’s Common Stock constituting 31% of the Company’s Common Stock.

In connection with an investment in the Company by Coast Capital in April 2001, Coast Capital’ s nominees constituted a majority of the Company’s directors following the Company’s Annual Meeting of Stockholders held on October 24, 2001.

EXECUTIVE COMPENSATION

Set forth below is certain information with respect to cash and non-cash compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and other executive officers who earned at least $100,000 during 2003 (such officers, the “Named Executive Officers”).  See “Employment Arrangements; Termination of Employment Arrangements” below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation					Long-Term Compensation
	Year	Salary		Bonus	Other Annual Compensation	Shares of Common Stock Underlying Options		All Other Compensation

Walter M. Craig, Jr.	2003	$196,218		$20,000	—	40,000
President and Chief	2002	191,432		20,000	—	80,000
Executive Officer from 8/15/00 until present	2001	142,321		20,000	—	400,000

Allen H. Vogel	2003	197,432		20,000	—
President of Equinox	2002	185,000		20,000	—	80,000
Business Credit Corp.	2001	28,124	*	—	—	220,000	(1)
from November 2001 until present

Daniel T. Murphy	2003	118,746		—	—	15,000
Chief Financial Officer	2002	105,413		6,000	—
	2001	141,281		—	—	30,000

*              Paid as consulting fees.

(16)         Mr. Vogel was awarded 19% of the outstanding Common Stock of Equinox, subject to forfeiture under certain conditions if he is terminated for cause, as defined in his employment agreement.  See “Employment Arrangements - Vogel Agreement”.

STOCK OPTIONS

The following two tables provide information on stock option grants made to the Named Executive Officers in 2003, options exercised during 2003, and options outstanding on December 31, 2003.

STOCK OPTION GRANTS IN 2003

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2003 (1)	Exercise Price Per Share	Expiration Date

Walter M. Craig, Jr.	40,000	(2)(3)	25%	$.25	12/31/06
Daniel T. Murphy	15,000	(2)	9.2%	$.25	12/31/06

(1)           All figures represent the percentage of options granted to all employees during 2003.

(17)         In accordance with the original terms of the grant, the options were to vest and become exerciseable as follows (subject to the grantee’s continued employment by the Company): one-third on January 2, 2004; one-third on January 2, 2005; and one-third on January 2, 2006.

(18)         Mr. Craig has voluntarily agreed to make the exercise of these options subject to stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 50,000,000.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

There were no Common Stock purchase options exercised during 2003 by any of the Named Executive Officers.  The following table sets forth certain information regarding options held by the Named Executive Officers as of December 31, 2003.

Name	Number of Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options Exercisable/ Unexercisable		Value of Unexercised In the Money Options Fiscal Year End Exercisable/Unexercisable(1)

Walter M. Craig, Jr.	—	—	35,410/484,590	(2)	$15,580/$ 115,120

Daniel T. Murphy	—	—	30,000/ 15,000		$8,700/$ 6,600

Allen H. Vogel	—	—	300,000/0		$101,400/$ 0

(1)           Represents the difference between $.69, the closing price of the Company’s Common Stock on December 31, 2003, as reported by the American Stock Exchange, and the exercise price of the option, multiplied by the number of options for each respective person named.

(2)           In December 2003, Mr. Craig voluntarily agreed to make the exerciseability of a total of 484,590 options that had been granted to him subject to stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock that the Company is authorized to issue from

20,000,000 shares to 50,000,000 shares.  If Mr. Craig had not made such an agreement, then an additional 144,590 options that had been granted to him would have been exerciseable on December 31, 2003.  All of these options would have been in the money, and would have had an aggregate value of $66,019 (based upon the difference between $.69, the closing price of the Company’s Common Stock on December 31, 2003, as reported by the American Stock Exchange, and the exercise price of the option, multiplied by the number of options).

EMPLOYMENT ARRANGEMENTS

The specific material terms of the agreements for the Named Executive Officers of the Company are set forth below.

Craig Agreement

In April 2001, Mr. Craig entered into an employment agreement with the Company which provides for his employment as President and Chief Executive Officer of the Company for a term ending on March 31, 2006, with a three-year evergreen renewal feature thereafter.  The agreement provided for a base salary of $185,000 for the remainder of 2001, with annual increases, for each calendar year during the term of the contract, based upon the percentage increase in the Consumer Price Index for the New York metropolitan region for the previous calendar year (which resulted in a base salary of $191,432 for 2002 and has resulted in an annual salary of $197,000, commencing July 1, 2003).  Mr. Craig is also entitled to receive an annual bonus equal to the greater of (i) $20,000 or (ii) 5% of the Company’s consolidated pre-tax profits.

If, at any time during the term of his employment agreement, directors are elected by stockholders and immediately following such election individuals recommended by Coast Capital do not constitute a majority of the Company’s directors or substantially all of the Company’s assets are sold, such that the value of the transaction (less deduction for associated expenses) is in excess of an amount equal to two times the Company’s book value at December 31, 2000, plus the Company’s after tax profits for each fiscal quarter since December 31, 2000 (the “Net Worth”), then Mr. Craig is entitled to receive a payment equal to the greater of (x) 1% of the amount by which the value of the transaction exceeds the Net Worth or (y) two times the average of Mr. Craig’s total compensation from the Company over the prior three years.  Under such circumstances, his employment contract remains in full force and effect.

The agreement provides that upon the expiration of the term of his employment, Mr. Craig is entitled to a severance payment equal to 1/12 of his most recent annual salary and bonus compensation multiplied by the total number of years he was employed by the Company, with a minimum payment based upon ten years of service.   If employment continuation is offered but declined by Mr. Craig, he may, at his option, act as a consultant to the Company for two years at 50% of his latest annual salary and incentives, during which time he will not provide services for any competitors.  If Mr. Craig dies during the term of the agreement, or during any severance period, his estate is entitled to compensation for the period of time remaining, but not in excess of 24 months.  In the event Mr. Craig becomes disabled, he is entitled until age 65 to disability payments in an amount equal to the greater of 60% of his base salary or $15,000 per month (which includes disability payments from state or federal authorities), as well as the severance payment described above.

Mr. Craig’s employment agreement also provides for the grant to him of 100,000 Common Stock purchase options, each having an exercise price of $.25 per share, expiring in March 2011 and which were immediately exercisable (in December 2003, Mr. Craig voluntarily agreed to make the exerciseability of 64,590 of these options subject to stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing the number of its authorized shares of Common Stock).  Mr. Craig’s employment contract also provides for the grant to him of a total of 300,000 Common Stock purchase options each expiring in March 2011 and which do not become exercisable until September 2010.  The options are comprised of six groups, each in the amount of 50,000 options and having exercise prices of $.25, $.50, $.75, $1.00, $1.25 and $1.50.  The options may become exercisable prior to September 2010 based upon the Company’s achieving specified levels of cumulative pre-tax earnings during the term of the contract.  The options with the $.25 exercise price will become exercisable pro-rata based upon the Company’s cumulative pre-tax earnings during the term of the contract up to an earnings threshold of $500,000 (so that, for example, when cumulative pre-tax earnings have totaled $250,000 one-half of such options would be exercisable).  This earnings level increases by $500,000 with each increase of $.25 in exercise price, so that, for example, the options with an exercise price of $.50 will become exercisable for cumulative pre-tax earnings of between $500,001 and $1,000,000 and the options with an exercise price of $1.50 will become exercisable based upon cumulative pre-tax earnings of between $2,500,001 and $3,000,000.

Murphy Agreement

Mr. Murphy is employed by the Company as its Chief Financial Officer.  Prior to October 1, 2003, Mr. Murphy’s employment as the Company’s Chief Financial Officer was pursuant to an agreement among Mr. Murphy, Tatum CFO Partners, LLP (“Tatum”), of which Mr. Murphy was a partner, and the Company.  The term of such agreement commenced on July 23, 2001 and terminated on September 30, 2003.  Pursuant to such agreement, Mr. Murphy was paid at least $8,333 per month and Tatum was paid a monthly fee of $1,667, based upon Mr. Murphy’s devoting two (2) days per week to the Company’s business.  Mr. Murphy and Tatum were also entitled to a fee of $1,250 and $250, respectively, per day for each day that Mr. Murphy devoted to the Company’s business in addition to the two (2) specified days.

Vogel Agreement

In December 2001, Mr. Vogel entered into an employment agreement with Equinox, which provides for his employment as President and Chief Executive Officer of Equinox for a term commencing on December 20, 2001 and terminating on December 19, 2004, with a two-year evergreen feature thereafter.  The agreement initially provided for a base salary of $185,000, with annual increases, for each calendar year during the term of the contract, commencing with 2003, based upon the percentage increase in the Consumer Price Index for the New York metropolitan region for the previous calendar year; provided that for every $15,000,000 in excess of $20,000,000 of loans that Equinox has committed to fund, pursuant to outstanding credit facilities, as of December 31 of each year during the term, Mr. Vogel’s base salary for the next succeeding calendar year will increase by $25,000.  Mr. Vogel is also entitled to receive an annual bonus equal to the greater of (i) $20,000; or (ii) 5% of Equinox’s earnings before taxes before operations.

If, at any time during the term of his employment agreement, directors are elected by stockholders and immediately following such election individuals recommended by Coast Capital or Walter M Craig, Jr. do not constitute a majority of both Equinox’s and the Company’s directors or the Common Stock of Equinox or the Company is acquired through a tender offer, contract purchase or otherwise, such that at the next meeting of stockholders that is called to elect the Equinox’s or the Company’s Board of Directors, Coast Capital, either directly or through appointees, does not control a majority of the seats on the Company’s or Equinox’s Board of Directors, then Mr. Vogel is entitled to receive a payment equal to the greater of (x) 1% of the amount by which the value of the transaction exceeds the book value of the entity whose shares were purchased, as determined in accordance with GAAP as of the end of the last quarterly period prior to the closing of the transaction and as reflected in the Company’s most recent quarterly report filed with the Securities and Exchange Commission, or (y) two times the average of Mr. Vogel’s total compensation from the Company over the prior three years.  Under such circumstances, Mr. Vogel’s employment contract remains in full force and effect.

Equinox is entitled to terminate Mr. Vogel’s employment at any time if Equinox does not have sufficient capital to originate, maintain and fund at least $10,000,000 in asset based loans (not including accounts receivable purchased pursuant to factoring facilities).  If Mr. Vogel is terminated under such condition, he will be entitled to receive an aggregate amount equal to one-half of his then annual base salary, which will be payable in equal installments over the six month period immediately following the termination of his employment.  The Company has guaranteed the payment of such amount.  Equinox has the ability to restrict Mr. Vogel’s activities following the end of his employment so that he does not compete with Equinox for a period of eighteen months following the end of his employment period, subject to Equinox’s payment of an amount equal to one-half of his then annual base salary plus one-twelfth of his then annual base salary for each month Mr. Vogel has performed services for Equinox during the employment period, subject to a cap of 150% of his then annual salary (i.e. eighteen months salary) together with certain other expenses.  If Mr. Vogel is terminated as a result of the Company having insufficient capital to originate, maintain and fund at least $10,000,000 in asset-based loans, then any amount paid to Mr. Vogel with respect to such termination will be credited against amounts otherwise payable with respect to such non-compete restrictions.   Mr. Vogel’s activities will be restricted following the end of the employment period if he is terminated “for cause” (as defined in his employment agreement) or if he terminates his employment in breach of the agreement.

In connection with his employment agreement, Mr. Vogel was issued such number of shares of Equinox’s Common Stock that equaled 19% of all Equinox’s capital stock.  Mr. Vogel has certain rights to participate on a pro rata basis in any shares of capital stock that are offered by Equinox for sale to the Company.   If Mr. Vogel’s employment is terminated prior to the third year of his contract by Equinox “for cause” or by Mr. Vogel in breach of his employment agreement, then all of Mr. Vogel’s shares of Common Stock of Equinox will be forfeited.  If such termination occurs after the third year of his employment term, then Mr. Vogel will be entitled to retain one-third of the shares then owned by him; if the termination occurs after the fourth year of the term, he will be entitled to retain two-thirds of the shares then owned by him; and if the termination occurs after the fifth year of the term, he will be entitled to retain all of the shares owned by him.

Subject to forfeiture, Equinox has the right to purchase all shares of capital stock of Equinox owned by Mr. Vogel at the “Option Purchase Price” (as hereinafter defined), if Mr. Vogel’s employment is terminated by either Mr. Vogel or Equinox during the first five years of his employment period (unless Mr. Vogel terminates his employment as a result of Equinox’s breach of his employment agreement or under certain other specified conditions).  Subject to Mr. Vogel’s having been employed by Equinox for at least five years, he has the right to sell to Equinox all of his shares, or any portion thereof aggregating at least 50% of all shares of each class owned by him, for the “Option Purchase Price”, unless Mr. Vogel’s employment was terminated “for cause” or Mr. Vogel terminated his employment agreement in breach thereof.  If Mr. Vogel cannot or chooses not to exercise this “put option”, Equinox has thirty days to exercise a call option to purchase all of Mr. Vogel’s Equinox shares of capital stock.

The “Option Purchase Price” is the fair market value of a share of each class of capital stock owned by Mr. Vogel that are being resold to Equinox, multiplied by the number of shares of such class that are being so sold.  If Mr. Vogel and Equinox cannot agree on the value of each such class, then the determination is to be made by a qualified financial analyst or other qualified professional selected by the Equinox and Mr. Vogel,  or qualified financial analysts or qualified professionals selected by them.

The “Option Purchase Price” is payable by delivery of a promissory note having a one year maturity.  Subject to certain limitations, the Company has the right to pay all or a portion of such note by delivery of shares of its Common Stock, each of which will be ascribed a value equal to the average closing sales price, as reported by the principal securities exchange on which its Common Stock then trades, over the 20 trading days immediately preceding the maturity date of the Note; in such case Mr. Vogel will have certain registration rights with respect to such shares.  In the event the Company accepts a bona fide offer to purchase in excess of 50% of the shares of any class of EquiFin’s capital stock then owned by it which are of a class included in the shares of Equinox capital stock owned by Mr. Vogel, Mr. Vogel is entitled to participate on a pro rata basis in such sale.  In the event the Company accepts a bona fide offer to sell all of the shares of Equinox’s capital stock that it owns, it has the right to require Mr. Vogel to sell all of his Equinox shares of capital stock in accordance with the same terms and conditions.  Mr. Vogel has the right to assign all or a portion of the shares of Equinox capital stock that were issued to him in connection with his employment agreement to other employees of Equinox, subject to their execution of an agreement acceptable to Equinox and Mr. Vogel.  Mr. Vogel plans to assign shares of Common Stock constituting one percent of Equinox’s Common Stock to one such employee.

Compensation of Directors

Non-employee directors receive a fee of $6,000 in cash and 25,000 Common Stock purchase options for each year of service they render to the Company.  The cash fee is payable in two equal payments in each half of the year and is pro-rated to the extent a director did not serve as such for the entire year.    The Common Stock purchase options are also pro-rated (to the extent a director did not serve as such for the entire year) and are awarded as of January 1 of each year.  Each such option entitles the holder to purchase one share of the Company’s Common Stock at a price equal to the closing sales price of the Company’s Common Stock, as reported by the American Stock Exchange, on the award date.  The Company reimburses the directors for expenses reasonably incurred in the furtherance of their duties.  The Common Stock purchase options representing non-employee director fees have not been issued.  Mr. Albanese waived his right to receive a cash fee for fiscal year 2002 and 2003.

AUDIT COMMITTEE REPORT

The following report of the Company’s Audit Committee, references to the independence of the Audit Committee members, and the Audit Committee Charter (attached as Exhibit A to the Company’s Proxy Statement submitted to security holders and the Securities and Exchange Commission in 2001) are not deemed filed with the

Securities and Exchange Commission and shall not be deemed incorporated by reference in any previous or future documents the Company files with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal controls and audit process.  The Company’s management has primary responsibility for preparing the Company’s financial statements and the Company’s reporting process.  The Company engaged J.H. Cohn LLP (“J.H. Cohn”) to review each of the first three quarterly reports on Form 10-QSB filed with the SEC during 2003, provide certain tax services during such year, perform the annual audit and provide the report on the financial statements included on the Company’s annual report on Form 10-KSB for the year ended December 31, 2003.  Accordingly, J.H. Cohn is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee hereby reports as follows:

1.             The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management as of and for the year ended December 31, 2003.

2.             The Audit Committee has discussed with J.H. Cohn, the independent accountants engaged by the Company during 2003, the matters required to be discussed by SAS 61(Codification of Statements on Auditing Standard, AU 380).

3.             The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No.1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

4.             Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Lee A. Albanese
John E. Stieglitz
Thomas D. Werblin

INDEPENDENT AUDITORS

The Board of Directors and its Audit Committee have appointed J.H. Cohn to serve as the Company’s independent auditors for the fiscal year ended December 31, 2004.  The Company has been advised that representatives of J.H. Cohn will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.  Effective as of February 4, 2003, the Company replaced BDO Seidman LLP as its independent accounting firm with J.H. Cohn.  J.H. Cohn audited the Company’s financial statements for both its fiscal years ended December 31, 2002 and 2003. A copy of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 6, 2003, explaining the change in the Company’s independent auditor, is attached as Exhibit A.

Audit and Non-Audit Fees

For the fiscal years ended December 31, 2003 and December 31, 2002, fees for services provided by J.H. Cohn LLP and BDO Seidman LLP were as follows:

	For fiscal year ended December 31, 2003		For fiscal year ended December 31, 2002
	BDO Seidman LLP	J.H. Cohn LLP	BDO Seidman LLP	J.H. Cohn LLP

A. Audit fees for the audit of annual financial statements and reviews of quarterly financial statements	$0	$70,460	$21,890	$48,000

B. Audit related fees	$5,000	$0	$0	$0

C. Tax preparation and consulting fees	$0	$10,000	$44,600	$10,000

D. All other fees, including fees billed by BDO Seidman LLP for services relating to the succession of J.H. Cohn as the Company’s independent auditor	$0	$0	$2,115	$0

The Audit Committee of the Board of Directors determined that the services performed by BDO Seidman LLP and J.H. Cohn LLP other than audit services are compatible with such firms’ maintaining their independence.  It is the current policy of the Company that its Audit Committee give its prior approval of all audit and non-audit services to be provided by the Company’s independent auditors.  The Audit Committee gave its prior approval to all of the services set forth in the table above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 25, 2001 the Company sold an aggregate of $1,000,000 principal amount of convertible notes in a private placement to Coast Capital.  $750,000 principal amount of such notes bore interest at an annual rate equal to 11% and were convertible into shares of the Company’s Common Stock at an initial conversion price of $.50 per share (the “Series A 11% Convertible Notes”).  $250,000 principal amount of such notes bore interest at an annual rate equal to 13% and were convertible into shares of the Company’s Common Stock at an initial conversion price of $.90 per share (the ““Series A 13% Convertible Notes;” collectively, the Series A 11% Convertible Notes and the Series A 13% Convertible Notes are referred to as the “Notes”).  The conversion prices were subject to adjustment for certain dilutive events.  Both Notes were due on March 31, 2006 and the Company was required to offer to redeem the Notes at a 5% premium if certain events constituting a change in control of the Company occurred.  The Notes were secured by a security interest in all of the Company’s personal property and were subordinated to indebtedness of the Company incurred to a bank or other financial institution.  The purchase price for the Notes was equal to their face amount.

In connection with Coast Capital’s purchase of the Notes, and in contemplation of the Company’s transition to a finance company following the disposition of the Company’s remaining manufacturing operations, Messrs. Pearlman and Lawi resigned from the Company’s Board of Directors and as officers of the Company.  The vacancies created on the Board of Directors by their resignations were filled by Messrs. Vogel (who has since resigned) and Werblin.  Pursuant to an agreement with the Company, Coast Capital was entitled to nominate at least one additional director to the Company’s Board of Directors to be included in the nominees to be submitted to the Company’s stockholders at its first Annual Meeting of Stockholders following its purchase of the Notes.  Mr. Albanese was Coast Capital’s additional nominee as a director, and he was elected a director of the Company at the Company’s Annual Meeting of Stockholders held on October 24, 2001.  Simultaneous with Coast Capital’s purchase of the Notes, it entered into a stockholders agreement with Messrs. Pearlman and Lawi and Helm, of which Messrs. Pearlman and Lawi are, or were at the time, officers and directors, which provides that until March 31, 2006, Messrs. Pearlman, Lawi and Helm will vote their shares of the Company’s capital stock to elect to the Company’s Board of Directors the nominees recommended by Coast Capital.

As an assist to the Company’s plan to develop stockholder equity, in furtherance of a plan to continue listing its common stock on the American Stock Exchange, in the third quarter of 2003, Coast Capital agreed to convert the $750,000 principal amount of Series A 11% Convertible Notes and the $250,000 principal amount of Series A 13% Convertible Notes into 750 and 250 shares of Series AA 13% cumulative convertible preferred stock and Series AB 13% cumulative convertible preferred stock, respectively.

The Series AA 13% cumulative convertible preferred stock has a stated value and a liquidation preference of $1,000 per share.  Dividends are payable semi-annually at an annual rate of $130 and is convertible into Common Stock at $.44 per share, subject to anti-dilution adjustments.  Dividends payable will increase by $5.00 per share and the conversion price will decline by $.02 per share for each fiscal quarter that the preferred stock remains outstanding after December 31, 2006, unless the Company’s Common Stock underlying the conversion has been registered and the Company’s Common Stock has traded over $1.00 per share for 90 consecutive days and there is an average daily trading volume greater than 25,000 shares for not less than 90 consecutive days.  Dividends per share will increase by an annual rate of $20.00 per share for any semi-annual period when dividends are not paid within 30 days after the end of the period.  If the Company fails to declare and pay dividends for two consecutive semi-annual periods, the holder has the right to require the Company to redeem the shares.  If a change of control, as defined, occurs, the Company will be required to offer to repurchase the preferred stock at 110% of stated value and if the holder does not accept the offer, the annual dividend increases by $20,000 per share and the conversion price deceases by 50%.  The preferred stock is non-voting, however, if any remains outstanding after December 31, 2006, each share will have 2,222 Common Stock votes.

The Series AB  13% cumulative preferred stock has the same terms as the Series AA except that the initial conversion price is $.50, subject to anti-dilution adjustments.

During the fourth quarter of 2001 and during 2002, the Company invested in participations in a credit facility initiated by Coast Capital to an entity in the film production and distribution business.  The Company is entitled to interest on its investment of 18% per annum (which is the same interest rate paid on the loans that are extended) and an additional enhancement fee equal to 10% of the revenues from a specified television series and specified films (which enhancement fee is shared by the Company with Coast Capital pro rata in proportion to their investments in the loans that are funded), however the annual return cannot exceed 24%.  The participation was pledged as collateral to secure the Company’s $620,000 principal amount of 13% secured notes due September 30, 2006.  Effective June 30, 2003, the holders of the 13% secured notes exchanged their notes (including $220,000 held by the President of the Company) for the participation which had a carrying value of $578,000.

During 2003, the Company sold $600,000 of 15% secured participation notes due June 30, 2004 to the Stephen M. Oristaglio 1995 Revocable Trust dated 06/26/95 for $600,000 in cash.  The noteholder is entitled to receive 175,000 shares of common stock and also received warrants to purchase 125,000 shares of common stock at $.50 per share which expire July 31, 2008.  The notes were secured by the Company’s investment in participations in certain revenue streams in which Coast Capital (through a wholly-owned subsidiary) had invested.  The revenue streams are derived from specified films produced and distributed by the same entity in the television and film production and distribution business to whom Coast Capital had extended the credit facility described above.  Pursuant to its participation, the Company was entitled to be repaid all amounts it had invested in the films, after the distribution entity’s deduction of a 25% distribution fee.  After the Company had recouped all of the amounts it had invested in the films, the remaining revenues from the films were to be shared equally with the distribution entity, subject to the Company receiving a return on its investment equal to 24% per annum.  Effective December 31, 2003, the noteholder exchange the 15% participation notes (net of debt discount) for the underlying security which had a carrying value of $568,000, which was equal to the carrying value of the note.  Any recovery on the collateral in excess of $600,000, plus accrued interest and cost of collection, will be shared equally between the noteholder and the Company.

In December 2001, Mr. Pearlman extended a short-term loan of $100,000 to the Company. The outstanding principal amount of the loan bears interest at a rate of 11% per annum and was originally to have been repaid in full on or before June 30, 2002, which date has subsequently been extended. In connection with his loan, Mr. Pearlman received 15,000 warrants (“Warrants”), each having an exercise price of $.25 per share and expiring December 31, 2006, which expiration date may be extended if the closing sales price of the Company’s Common Stock has not been at least $.90 per share for thirty consecutive days during which time the shares underlying the Warrants are registered for resale under Federal Securities Laws. At December 31, 2003, $37,000 principal amount of such loan has been repaid.  During 2002, Mr. Pearlman acquired, in a private placement, $44,000 principal amount of 11% subordinated notes due September 30, 2006 (“11% Notes”), and received 22,000 Warrants in connection therewith. The 11% Notes provide for basic interest at a rate of 11% per annum together with additional interest equal to 10% of the annual pre-tax profits of the Company’s subsidiary, Equinox, which additional interest is to be distributed on a pro-rata basis based upon a total of $1,500,000 principal amount of notes participating therein. Payments of principal and interest on the 11% Notes are subordinated to the payment of the Company’s obligations to Foothill or any other bank, financial institution or senior lender. If the timely payment of basic or additional interest is at any time temporarily precluded from being paid as a result of any restriction imposed by the Company’s senior lender, the Company will pay interest in kind through the issuance of additional 11% Notes.

Mr. Albanese is a partner in the law firm of St. John & Wayne, L.L.C.  During 2002 and 2003, the Company and its subsidiary, Equinox, have from time-to-time retained such firm to provide legal services, and the Company and Equinox expect from time-to-time to retain such firm to provide such services in the future.

In July 2002, Walter M. Craig, Jr., the Chairman of the Board of Directors and Chief Executive Officer of the Company, purchased from the Company in a private placement, a Unit of the Company’s securities, consisting of a $220,000 principal amount note (the “13% Note”) and 220,000 Common Stock purchase warrants (the “13% Note Warrants”). The 13% Note bears interest at a basic annual rate equal to 13%. The 13% Note provides for additional interest equal to 10% of Equinox’s annual pre-tax profits, which additional interest is to be distributed on a pro-rata basis based upon a total of $1,500,000 principal amount of notes participating therein (which notes include the 11% Notes). If the timely payment of basic or additional interest is at any time temporarily precluded from being paid as a result of any restriction imposed by the Company’s senior lender, the Company will pay interest in kind through the issuance of additional 13% Notes. The Company’s obligations under the 13% Notes are secured by a security interest in the rights the Company has pursuant to certain participation agreements. The entire outstanding amount of principal of the 13% Notes is due on September 30, 2006. Payments of principal and interest on the 13% Notes are subordinated to the payment of the Company’s obligations to Foothill or any other bank, financial institution or senior lender. The 13% Note Warrants have an exercise price of $.25 per share and expire July 31, 2007, which expiration date may be extended if the closing sales price of the Company’s Common Stock has not been at least $.90 per share for thirty consecutive days during which time the shares underlying the warrants are registered for resale under Federal securities laws.  Effective June 30, 2004, Mr. Craig exchanged the 13% Note for a pro-rata share of the collateral lin the exchange described previously.  In December 2003, Mr. Craig voluntarily agreed to make the exercisability of the 13% Note Warrants he acquired subject to obtaining stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 50,000,000 shares (unless the Company otherwise has sufficient authorized and unreserved shares.)

In March 2003, the Company entered into an agreement with Herbert M. Pearlman, the beneficial owner of over ten percent of the Company’s Common Stock, pursuant to which Mr. Pearlman agreed to convert $600,000 of expected payments under his employment agreement with the Company into a new issue of shares of the Company’s preferred stock.  The new shares of preferred stock (the “Declining Stated Value Preferred Stock”) issued to Mr. Pearlman will have an aggregate stated value of $600,000, which will decline annually at the rate of $60,000 per year, subject to the payment in full of a cumulative annual dividend equal to 10% of the original stated value of the preferred; be callable by the Company at any time at 70% of the then stated value; the declining value stated Preferred stock would be callable by the Company upon the death or disability of Mr. Pearlman, at 40% of the then stated value, if the shares are so called prior to March 23, 2006, and at 50% of the then stated value, if the shares are so called after

March 23, 2006 and prior to March 23, 2013 (at which time the stated value of the shares would be zero, if all annual dividends have been paid); provide that the failure of the Company to make a full dividend payments in any four out of six months on a rolling basis would enable the holder thereof, at his or her option, to require the Company to purchase the shares of Declining Stated Value Preferred Stock held by such holder at the then stated value or convert any or all of such shares into shares of the Company’s Common Stock at a conversion price of $.50 per share.  Mr. Pearlman will continue to be paid a monthly salary of $625 in exchange for his ongoing availability to provide any advice requested by the Company’s President; such salary to be payable each month over a period of ten years, commencing April 1, 2003 with a minimum of at least five years of salary payments, regardless of Mr. Pearlman’s death or disability.

Mr. Pearlman had been employed by the Company under an employment agreement, entered into in April 2001, that provided for an annual base salary of $60,000; an office expense allowance of $25,200 during 2003, which was to decrease each year of the contract until it reached $15,000 during 2005 and remained at that level for the duration of the contract; and an insurance allowance, to be applied to premium payments of life insurance policies payable to beneficiaries of Mr. Pearlman’s choice, of approximately $27,948 per year during 2003 that was to decrease by $6,026 per year until it reached $16,069 per year during 2005 (after which time no additional insurance allowances would have been payable).  In exchange for the Company’s agreement to issue the shares of Declining Value Preferred Stock, Mr. Pearlman agreed to relinquish his right to receive any further payments with respect to office expense allowance or life insurance premiums under his existing employment agreement.

The Company borrowed $90,000 on a short-term basis, from Mr. Craig, in the second quarter of 2003.  $82,500 was repaid by September 30, 2003 and the balance of $7,500 was paid in October 2003.

APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The authorized capital stock of the Company presently consists of 20,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 5,000,000 shares of preferred stock, $.01 par value per share.  The Company currently has 7,677,000 shares of Common Stock that are outstanding and is contractually committed to issue an additional 175,000 shares of Common Stock that are not yet outstanding (with respect to which the Company has reserved an equivalent number of shares).  The Company has also reserved the following shares of Common Stock for issuance upon exercise or conversion of currently outstanding securities:  1,117,500 shares issuable upon exercise of currently outstanding common stock purchase options; 6,372,881 shares issuable upon exercise of currently outstanding Common Stock purchase warrants; 2,622,098 shares that are issuable upon conversion of an aggregate of $1,127,500 principal amount of convertible notes; and 1,774,194 shares that are issuable upon conversion of a $1,100,000 principal amount convertible note (the “Laurus Note”), which was issued to the Laurus Master Fund, Ltd. (“Laurus”) in a private placement that closed in December 2003, and an additional 290,000 shares that may become issuable with respect to accrued interest thereon.   Accordingly, the Company has reserved a total of 12,363,000 shares for issuance upon conversion or exercise of currently outstanding securities.  These reserved shares, together with the 7,637,000 shares that the Company has outstanding, total 20,000,000 shares, the Company’s current aggregate number of authorized shares of Common Stock.  Therefore, the Company does not currently have any additional shares available for it to issue or reserve for issuance.

In December of 2003, in connection with the Company’s private placement of the Laurus Note and a warrant entitling Laurus to purchase 532,257 shares of Common Stock (which shares are included in the aggregate number of shares issuable upon exercise of warrants set forth above) the Company entered into an agreement with Laurus (the “Laurus Credit Agreement”) pursuant to which the Company could borrow, at any time until December 12, 2006, on a revolving loan basis, up to $3,000,000 in the aggregate (including the original $1,100,000 Laurus Note), but not more than 11.5% of the “Borrowing Base” as set forth and defined in the Loan and Security Agreement, dated as of December 19, 2001, between Wells Fargo Corporation and the Company’s subsidiary, Equinox Business Credit Corp., as amended from time to time (the “Foothill Agreement”).  Additional amounts that are borrowed will be on substantially the same terms as the amount borrowed in the original private placement effectuated in December 2003, with the conversion price of subsequent notes being equal to 100% of the volume weighted average price of the Company’s Common Stock for the five trading days immediately prior to the additional funding, and each such subsequent note providing for minimum amortization of 1.5% of the original principal amount thereof per month for the period prior to December 1, 2004 and minimum amortization of 1.6% of the original principal amount thereof for the period after December 1, 2004 (with additional amortization required based upon the Borrowing Base and the value of the underlying collateral for the “Eligible Notes Received (as such term is defined in the Foothill Agreement) on terms identical to the Laurus Note (but taking into account the additional notes that are then outstanding that have been issued in connection with subsequent fundings)).  See Note 4 to the Company’s Financial Statements included in its Annual Report on Form 10-KSB for the year-ended December 31, 2003 for a further description of the Laurus Credit Agreement and the $1,100,000 Laurus Note and accompanying warrant.  The Company will not be able to borrow additional amounts under the Laurus Credit Agreement unless its can reserve shares that may become issuable upon conversion or exercise of additional securities issued in connection therewith.  Because the Company currently has no available shares of Common Stock to reserve, it will currently not be able to access the Laurus Credit Agreement to provide capital to grow its business.

In order to enable the Company to effectuate the private placement of the Laurus Note in December 2003, the Company’s Chairman of the Board of Directors, Walter M. Craig, Jr., voluntarily agreed to make the right to be issued certain shares of Common Stock and the exercisability of certain options, warrants and convertible preferred stock held by him or Coast Capital Partners, L.L.C. (“Coast Capital”), an entity controlled by him, and with respect to which shares of Common Stock had previously been reserved (collectively the “Previously Reserved Shares”), subject to obtaining stockholder approval of an amendment to the Company’s Restated Certificate of Incorporation increasing its number of authorized shares of Common Stock from 20,000,000 to 50,000,000 shares (unless the Company otherwise has a sufficient number of authorized and unreserved shares).  Mr. Craig’s agreement freed a sufficient number of previously reserved shares of Common Stock so that they could be reserved for issuance upon conversion of the Laurus Note and the exercise of the accompanying warrant to purchase 532,257 shares of Common Stock.  If Mr. Craig had not made this Agreement, the Company would not have been able to close the private placement of the Laurus Note.  The Previously Reserved Shares consist of the following:  484,599 shares of Common Stock issuable upon exercise of options having exercise prices ranging from $.25 to $1.50 per share; 223,750 shares of Common Stock, 220,000 shares of which are issuable upon exercise of warrants having an exercise price of $.25 per share and 3,750 shares of which are exercisable upon exercise of warrants having an exercise price of $1.00 per share; 2,204,545 shares issuable upon conversion of preferred stock; and 200,000 shares that are issuable to Mr. Craig with respect to an earlier purchase of shares at a price of $.23 per share.  See “Employment Arrangements;” “Certain Relationships and Related Transactions;” “Stock Option Grants in 2003;” “Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-end Optional SAR Value Tables;” and “Security Ownership of Certain Beneficial Owners or Management” for further information regarding the options, warrants and convertible preferred stock relating to the Previously Reserved Shares.  Pursuant to Mr. Craig’s agreement, regardless of whether the Company’s stockholders approve the amendment increasing the Company’s authorized shares of Common Stock, his and Coast Capital’s options, warrants and convertible stock will become exercisable and convertible to the extent the Company has sufficient authorized and unreserved shares from the expiration or redemption of other unexercised options, warrants or convertible notes.  If the amendment increasing the Company’s authorized shares of Common Stock is not approved by stockholders, then the Company’s Board of Directors may explore other ways to provide incentive compensation to Mr. Craig.  These alternatives could entail the use of cash incentives, which may reduce the cash resources available to the Company to fund its growth.

In addition, in March 2004, the Company committed to issue 150,000 shares of its common stock to an investor relations firm.  The investor relations firm has agreed to vote its shares in the manner that the majority of the Company’s directors recommends.  The Company has not yet issued these shares nor has it reserved shares for such issuance.  If the amendment increasing the number of shares of common stock that the Company is authorized to issue is not approved and the Company cannot free previously reserved shares for issuance to the investor relations firm, it will not be able to comply with its contractual commitment.

As a result of the Company’s having no authorized shares of Common Stock presently available for it to reserve for issuance, the Board of Directors has determined that it will need additional authorized unreserved shares of Common Stock, not only to provide for the reservation of the Previously Reserved Shares, and the reservation of a sufficient number of shares that would enable the Company to access capital under the Laurus Credit Agreement and comply with its contractual commitment with the investor relations firm, but also to provide for other future contingencies and needs of the Company, such as other financings, business acquisitions, business combinations, stock distributions, stock incentive plans, possible future stock splits or other corporate purposes.

Accordingly, the Board of Directors of the Company has unanimously adopted a resolution setting forth a proposed amendment (the “Proposed Amendment”) to Article Fourth of the Company’s Restated Certificate of Incorporation, as amended, that would increase the number of its authorized shares of Common Stock to 50,000,000.  The resolution of the Board of Directors, which is being presented for approval by the stockholders, is set forth below:

RESOLVED, that the Restated Certificate of Incorporation of EquiFin, Inc., be, and the same hereby is, amended by deleting clause (a) of Article Fourth and inserting in lieu thereof the following:

“(a) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000), consisting and divided into:

(i)            one class of fifty million (50,000,000) shares of common stock, par value $.01 per share; and

(ii)           one class of five million (5,000,000) shares of preferred stock, par value $.01 per share, which may be divided into and issued in series, as hereinafter provided.”

The Board of Directors believes that the Proposed Amendment will provide several long-term advantages to the Company and its stockholders.

The passage of the Proposed Amendment would enable the Company to pursue acquisitions and enter into transactions which the Board of Directors believes provide the potential for growth and profit.  If additional authorized shares are available, transactions dependent upon the issuance of additional shares are less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder authorization to provide the shares necessary to consummate such transactions.

The additional authorized shares of Common Stock could also be used for such purposes as raising additional capital for the operations of the Company, including accessing additional capital under the Laurus Credit Agreement.  Such shares would be available for issuance without further action by the stockholders, unless required by the Company’s Restated Certificate of Incorporation or By-laws, by the rules of any stock exchange on which the Common Stock may be listed, or by applicable law.  The Board of Directors believes that the Company will need to raise additional capital in order to continue to grow its financing business.  If the amendment is not approved and the Company’s ability to raise capital through equity offerings, including accessing capital pursuant to the Laurus Credit Agreement, is accordingly limited, the Company would need to seek to raise capital through straight debt offerings.  There can be no assurance that the Company would be successful in raising additional capital through straight debt offerings or that this capital could be raised on terms that would be acceptable to the Company in light of its then current business plan.

The Company relies heavily upon equity-based incentives to compensate executive officers and other employees of the Company.  Passage of the Proposed Amendment would enable the Company to re-reserve the Previously Reserved Shares and issue shares under other stock incentive compensation plans, including plans that have been approved by the stockholders or that may be approved by the stockholders in the future.  Without an increase in authorized shares of Common Stock, the Company my be limited in the ways in which it can compensate employees and may need to expend its limited cash resources to provide incentive compensation to its existing employees and consultants or to attract other personnel.

The availability of authorized, but unissued, shares of Common Stock could, under certain circumstances, have an anti-takeover effect.  Although the Board of Directors has no present intention of doing so, the issuance of new shares of Common Stock could be used to dilute certain rights of a person seeking to obtain control of the Company should the Board of Directors consider the action of such person not to be in the best interest of the stockholders of the Company.  The Company is not aware of any pending or proposed effort to obtain control of the Company or to change the Company’s management.

In the event additional shares of Common Stock are issued by the Company, existing holders of shares of Common Stock would have no premptive rights under the Company’s Restated Certificate of Incorporation or otherwise to purchase any of such shares.  It is possible that shares of Common Stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, decrease earnings per share, and decrease the book value per share of shares presently held.

Votes Required and Effective Date

The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for approval of the Proposed Amendment.  If approved by the stockholders, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State amending the Company’s Restated Certificate of Incorporation, which will occur as soon as reasonably practicable.  No changes will be made in the respective rights and privileges pertaining to the outstanding shares of Common Stock.

Board Recommendation

The Board of Directors believes that the Proposed Amendment to increase the number of authorized shares of Common Stock is in the best interests of the Company and stockholders and recommends that stockholders vote FOR the Proposed Amendment.

RATIFICATION OF STOCK OPTIONS GRANTED TO WALTER M. CRAIG, JR.,
THE COMPANY’S CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

In April 2001, pursuant to Mr. Craig’s employment agreement, the Board of Directors of the Company awarded to Walter M. Craig, Jr., the Company’s Chairman of the Board of Directors and Chief Executive Officer, among other options, 300,000 common stock purchase options, each expiring in Marcy 2001 and which do not become exerciseable until September 2010.  The options are comprised of six groups, each in the amount of 50,000 options and having exercise prices of $.25, $.50, $.75, $1.00, $1.25 and $1.50.  The options may become exercisable prior to September 2010 based upon the Company’s achieving specified levels of cumulative pre-tax earnings during the term of the contract.  The options with the $.25 exercise price will become exercisable pro-rata based upon the Company’s cumulative pre-tax earnings during the term of the contract up to an earnings threshold of $500,000 (so that, for example, when cumulative pre-tax earnings have totaled $250,000, one-half of such options would be exerciseable).  This earnings level increases by $500,000 with increase of $.25 in exercise price, so that, for example, the options with an exercise price of $.50 will become exercisable for cumulative pre-tax earnings of between $500,001 and $1,000,000 and the options with an exercise price of $1.50 will become exerciseable based upon cumulative pre-tax earnings of between $2,500,001 and $3,000,000.  The closing price of the Common Stock on the date of grant was $.25, and the closing price on April 26, 2004, was $.45.  The sole purpose of stockholder ratification of these grants is in order to list all of the shares of Common Stock underlying these options for trading on the American Stock Exchange; failure by the stockholders to ratify these grants will have no effect on these options, other than with respect to listing the shares of Common Stock underlying these options for trading on the American Stock Exchange.

The purpose of this option award to Mr. Craig is to create strong incentives for operating growth and stock appreciation, which is in the best interests of the Company and all of its stockholders.  Accordingly, stockholder ratification is strongly urged.

Federal Income Tax Consequences

This discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to the optionee.  The grant of the option will create no tax consequences to the optionee or the Company.  Upon exercise of the option, the optionee must generally recognize ordinary income equal to the fair market value of the Common Stock acquired on the date of exercise, minus the exercise price, and the

Company will be entitled to a deduction equal to the amount recognized as ordinary income by the optionee.  A disposition of shares acquired upon the exercise of an option will generally result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis (i.e., the exercise price plus the amount recognized as ordinary income) in such shares.  Generally, there will be no tax consequences to the Company in connection with the disposition of option shares.

Vote Required

The affirmative vote of a majority of the stockholders of Common Stock of the Company present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification of the award of stock options to Mr. Craig.

Board Recommendation

The Board of Directors recommends a vote FOR the proposal to ratify the award of stock options to Mr. Craig.

SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER DEADLINES FOR THE 2005
ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended to be presented under Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and accompanying proxy for the Company’s 2005 Annual Meeting of Stockholders must be received at the Company’s principal executive office at 1011 Highway 71, Spring Lake, NJ  07762, ATTN:  Secretary, on or before January 12, 2005 (120 days prior to the anniversary date of the mailing of the Proxy Statement), and must meet the requirements of Rule 14a-8 and the Company’s By-laws.

In addition, a stockholder desiring to raise a matter at the 2005 Annual Meeting of Stockholders, where the stockholder has not sought inclusion of the matter in the proxy statement and accompanying proxy related to such meeting pursuant to Rule 14a-8, must comply with the advance notice provisions in the Company’s By-laws.  Such provisions require that written notice of an intention to raise a matter at an annual meeting of stockholders must be received by the Secretary of the Company not less than 50 days, nor more than 90 days, before the date of the annual meeting of stockholders.  For the 2005 Annual Meeting of Stockholders, assuming that it is held on the anniversary date of the 2004 Annual Meeting of Stockholders, notice should be received no earlier than March 3, 2005, and no later than May 3, 2005.  If notice is received after May 3, 2005 (and assuming that the 2005 Annual Meeting is held on the anniversary date of the 2004 Annual Meeting of Stockholders), the Board of Directors may exercise discretionary voting authority with respect to that proposal without including any discussion of it in the proxy statement.  Notwithstanding the foregoing, in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any matter raised at a stockholder’s meeting that did not comply with the requirements described above and other applicable requirements.  A stockholder who desires to raise such matters should contact the Secretary of the Company for the specific requirements prescribed by the By-laws.

A stockholder desiring to nominate an individual for election as a director at th 2005 Annual Meeting of Stockholders must comply with the advance notice provisions in the Company’s By-laws.  The By-laws require that written notice to nominate a director be received by the Board of Directors, with a copy to the Secretary of the Company, not less than 50 days and not more than 90 days in advance of the annual meeting date.  For the 2005 Annual Meeting of Stockholders, assuming that it is held on the anniversary date of the 2004 Annual Meeting of Stockholders, notice of intent to nominate a director at the stockholder’s meeting must be received no later than May 3, 2005 and not before March 3, 2005.  Notwithstanding the foregoing, in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made.  A stockholder desiring to suggest an individual for consideration by the Nominating Committee as a possible candidate for election as a director at the 2005 Annual Meeting of Stockholders should submit the suggestion to the Nominating Committee, c/o the Secretary.  For a description of some of the requirements for suggesting an individual for consideration by the Nominating Committee for election as a director, see “Director Nominations.”  For a complete description of the By-law requirements, contact the Secretary of the Company.

ANNUAL REPORT TO SEC

The Company has provided herewith a copy of the Company’s Form 10-KSB report for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. Exhibits to that report are available upon written request and payment of a reasonable fee equal to the Company’s cost of copying and mailing such exhibits.  Shareholders who wish to obtain copies of such exhibits should address a written request to:  Secretary, EquiFin, Inc., 1011 Highway 71, Spring Lake, New Jersey 07762.

MISCELLANEOUS

The Board of Directors knows of no other matters that are to be brought before the meeting.  However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment on those matters.

The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company.  The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram, or by professional proxy solicitors acting on behalf of the Company.  The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

Spring Lake, New Jersey

May 13, 2004

EXHIBIT A

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

February 4, 2003

(Date of Earliest Event Reported)

EQUIFIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9547
(State or other jurisdiction	(Commission File Number)
of incorporation)

1011 Highway 71

Spring Lake, New Jersey 07762

(Address of principal executive offices)

Registrant’s telephone number, including area code

732-282-1411

Item 4.    CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

                Effective as of February 4, 2003, EquiFin, Inc. (“EquiFin”), has replaced BDO Seidman, LLP (“BDO Seidman”) as its independent accounting firm with J.H. Cohn, LLP (“Cohn”). The change of EquiFin’s independent public accountants was approved by both the Audit Committee of the Board of Directors and the Board of Directors of EquiFin.

                In connection with the audits of EquiFin’s financial statements for the two fiscal years ended December 31, 2001, and the subsequent interim period through February 4, 2003, EquiFin and BDO Seidman did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO Seidman would have caused it to make reference in connection with its report on EquiFin’s financial statements to the subject matter of the disagreement.

                The reports of BDO Seidman on EquiFin’s financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During that period, there were no “reportable events” within the meaning of Item 304(a)(1)(iv) of Regulation S-B promulgated under the Securities Act of 1933, as amended.

                During EquiFin’s two fiscal years ended December 31, 2001, and the subsequent interim period through February 4, 2003, EquiFin did not consult Cohn regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on EquiFin’s financial statements.

                Attached as Exhibit 16.1 to this Report on Form 8-k is a letter addressed to the Securities and Exchange Commission stating that BDO Seidman agrees with the above statements.

Item 7.    EXHIBITS.

16.1         Letter from BDO Seidman regarding its concurrence  with the statements in this Form 8-K.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 6, 2003	EQUIFIN, INC.

By:/s/ WALTER M. CRAIG, JR.
WALTER M. CRAIG, JR.
President and Chief Executive Officer

Item 4. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

Item 7. EXHIBITS.

Exhibit 16.1

BDO Seidman, LLP

Accountants and Consultants

90 Woodbridge Center Drive, Suite 710

Woodbridge, New Jersey  07095

Telephone: (732)750-0900

Fax: (732)750-1222

February 4, 2003

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to item 4 of Form 8-K for the event that occurred on February 4, 2003, to be filed by the Company’s former client, EquiFin, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP